EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Elan Corporation, plc:
We consent to the use of our report dated June 9, 2011, with respect to the carve-out combined balance sheets of the EDT business unit of Elan Corporation, plc as of December 31, 2010 and 2009, and the carve-out combined statements of operations, comprehensive income/(loss) invested equity, and cash flows for each of the years in the three-year period ended December 31, 2010, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Dublin, Ireland
August 2, 2011